EXHIBIT 99

FOR IMMEDIATE RELEASE                                                                 Contact: Paul Knopick

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ITRONICS REPORTS POSITIVE GROSS PROFIT FOR FIRST HALF OF 2004, KEY MILESTONE IN COMPANY'S HISTORY

-- GOLD’N GRO SALES UP 90 PERCENT --

RENO, Nevada, August 16, 2004 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that second quarter revenue totaled $626,170, a 40 percent increase compared to the second quarter in 2003. Revenue for the first 6 months in 2004 totaled $1,033,010, a 52 percent increase compared to the first half of last year. The Company's photochemical recycling division achieved a positive gross profit in both the second quarter and in the first half of the year for the first time in its history.

"The most significant among numerous positive developments in the first half of 2004 was increasing sales of the Company's GOLD’n GRO liquid fertilizer by 90 percent compared to the same period in 2003 and 77 percent in the second quarter of 2004 compared to last year," said Dr. John Whitney, Itronics President.

During the second quarter the Company successfully installed and started up a heat exchange system which provides a four times increase in manufacturing capacity on a single shift basis. "Getting this new heat exchange system installed and operational removed a major production bottleneck, reduced manufacturing costs, and greatly improved the Company's ability to meet ongoing sales increases," Dr. Whitney said.

Field trials to demonstrate different aspects of GOLD'n GRO product use compared to standard grower fertilization practice increased during the second quarter of 2004 with 12 trials currently in various stages. Most will be completed during the third and fourth quarters, but field observations will continue for up to a year at locations where GOLD'n GRO soil conditioning effects are being examined.

Preliminary findings indicate that the new GOLD'n GRO base liquid is helping reduce plugging problems commonly encountered in drip and micro-sprinkler irrigation. In certain locations that have poor water quality the GOLD'n GRO base liquid appears to be improving proprietary field fertilizer mix stability. At other locations, use of the GOLD'n GRO base liquid also appears to be improving plant nutrient uptake from the soil, especially when used in combination with one or more of the GOLD'n GRO chelated nutrient metal products. The target market for GOLD'n GRO base liquid is to have it become an integral component of distributor proprietary field mixes with the usage tailored to achieve specific mix objectives.

Another group of trials is underway to evaluate low rate (1 to 2 gallons per acre) foliar application of GOLD'n GRO 8-8-8 + 4%S(sulfur) with one of the GOLD'n GRO chelated zinc products at second, third, and fourth cutting for alfalfa being grown for dairy cow feed. Early indications are that the nutrient content of the alfalfa is being improved, which benefits the dairy because less nutrient supplements are required for feeding the cows, thus reducing dairy operating expenses. The target market is large with more than 23 million acres of alfalfa grown in the United States.

Another group of trials is evaluating low rate (1 to 2 gallons per acre) foliar application of GOLD'n GRO

8-8-8 + 4%S and GOLD'n GRO 20-1-7 + 3%S on silage corn and field corn. Early indications are that a positive growth response is obtained and in one trial the corn is putting out tassels earlier. A benefit of accelerated

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growth of the corn is earlier harvest, which provides a number of benefits including lower risk of loss due to frost and fall rains, and possibly lower drying cost. Another possible outcome is greater corn stalk mass which would be beneficial to silage corn being grown for cattle feed. The target markets for these applications are large with more than 79 million acres of grain and silage corn being grown in the United States. Fertilization applications for corn are expected to become more important as the use of domestically grown corn to produce ethanol for fuel continues to increase.

Two large acreage crops that have potential for low rate foliar fertilization (1 to 2 gallons per acre) application development for GOLD'n GRO liquid fertilizers are cotton and soybeans. Some foliar applications have already been tested on cotton with positive results, and a small amount of work has been done on dry beans with positive results. More than 13 million acres of cotton and almost 80 million acres of soybeans are grown in the United States.

Field evaluation of GOLD'n GRO 9-0-1 + 7% Zn (zinc) and GOLD'n GRO 9-0-2 + 3% Zn is continuing. GOLD'n GRO 9-0-1 + 7% Zn was introduced in late 2001 for bulk use and GOLD'n GRO 9-0-2 + 3% Zn was introduced for bulk use in early 2004. Large scale usage of GOLD'n GRO 9-0-1 + 7% Zn is demonstrating up to two times greater effectiveness when compared to usage of standard products. Early indications are that GOLD'n GRO 9-0-2 + 3% Zn is comparably effective. Both nutrient content and nutrient balance are being improved by use of these products and this demonstrated effectiveness is expected to continue to drive sales growth. These products are used on most crops and the Company believes that the potential annual United States market is in the range of 6 to10 million gallons.

An environmental benefit that results from the effectiveness of the GOLD'n GRO chelated zinc products is a 20 percent to 90 percent reduction in the amount of zinc metal needed to satisfy the nutrient requirements of the crops being fertilized. Large scale field soil sampling is showing that with the lower application rates there is very little carry over of nutrient metal to the next crop and nutrient metal accumulation in the soil is virtually eliminated.

During the second quarter the Company continued its geographic expansion of GOLD'n GRO liquid fertilizer sales. Expansion of sales into Washington, Oregon, and Idaho is being implemented by relocating a senior sales agronomist to Walla Walla, Washington, and initiating the GOLD'n GRO fertilizer registration process in Oregon and Washington. GOLD'n GRO 9-0-1 + 7% Zn is already registered in Idaho and additional products are being considered for registration.

GOLD'n GRO product development is continuing with two new fertilizers being developed, a high magnesium content liquid fertilizer and a calcium plus magnesium liquid fertilizer. These liquid fertilizers are technically more complex than the other GOLD'n GRO fertilizers and so their development was delayed until the basic line of GOLD'n GRO fertilizers was completed. These products will be evaluated for foliar and soil application in the 3rd and 4th quarters and are expected to be available for sale during the first quarter of 2005.

Work leading to registering GOLD'n GRO Guardian fertilizer deer repellant is continuing. On-going research results are providing the basis for a fertilizer bird (goose) repellant that will be developed for small plot field trial and registration after the registration of GOLD'n GRO Guardian.

The rapid growth in silver halide photofinishing for digital photographers continued to increase the Company's volume of used silver-bearing photoliquids, with a 46 percent increase in the first quarter of 2004 and 36 percent increase in the second quarter compared to 2003. This growth is occurring within the Company's existing customer base in northern Nevada and northern California. This continuing rapid growth in silver-bearing photoliquids ensures the Company will continue to have a more than adequate supply to support the rapid growth in GOLD'n GRO fertilizer sales.

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Silver sales increased 168 percent in the second quarter compared to 2003 totals. More than half of the increase in silver sales was generated by sales of the Company's popular 0.999 percent pure 5 troy ounce Silver Nevada Miner numismatic bars and X-ray film silver. The silver price fluctuated sharply during the quarter, but was up significantly. Wide silver price fluctuation at higher levels is expected during the balance of 2004. Silver sales are expected to continue to increase through the end of 2004.

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with the technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to convert the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers, which can be used for lawns and houseplants and GOLD'n GRO liquid fertilizer injectors are available at the Company's "e-store" catalog at http://goldngro.com. . The Silver Nevada Miner bars, a popular souvenir of Nevada's mining history, are available at the Company's 'e-store' catalog at http://www.itromet.com ..

Headquartered in Reno, Nevada, Itronics Inc. is Nevada's leading "Beneficial Use Recycling" technology company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

ITRONICS INC.

	For the Quarter		For the 6 Months
	Ended June 30		Ended June 30
	2004	2003	2004	2003
Revenue	$626,170	$446,822	$1,033,010	$678,431
Gross Profit(Loss)	$37,572	$27,132	$ 3,839	$(19,065)
Operating Income(Loss)	$(622,396)	$(467,376)	$(1,200,009)	$(998,164)
Net Income(Loss)	$(802,672)	$(619,365)	$(1,513,289)	$(1,307,533)
Net Income(Loss) Per Share	$(0.006)	$(0.006)	$(0.011)	$(0.014)
Average Weighted Outstanding Shares	137,761,000	96,992,000	132,651,000	94,629,000

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VISIT OUR WEB SITE: www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)